SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 26, 1999

                              CHS ELECTRONICS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     FLORIDA
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

        0-24244                                          87-0435376
(COMMISSION FILE NUMBER)                       (IRS EMPLOYER IDENTIFICATION NO.)

       CHS ELECTRONICS, INC.
      2000 N.W. 84TH AVENUE
          MIAMI, FLORIDA                                   33122
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                  (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 908-7200


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ITEM 5.  OTHER EVENTS.

                  CHS Electronics (the "Company") received a loan of $50.0 million from Computer Associates International, Inc. ("Computer Associates") in the form of floating rate convertible debentures due May 31, 2003. The interest rate on the debentures equals the six month LIBOR plus 2% per annum, which is approximately 7.17% for the initial interest period and adjusts semiannually. The debentures are convertible into the Company's common stock, par value $.001 per share (the "Common Stock"), at any time at a conversion price of $5.50 per share. The conversion price is subject to adjustment under certain circumstances, including, without limitation, in the event the average closing price of the Common Stock is below $5.50 during the twenty trading days preceding any conversion date. An initial $14.9 million debenture was issued to Computer Associates on May 26, 1999. The remaining $35.1 million debenture was issued to Computer Associates on June 15, 1999 and repaid a demand promissory note in the same amount which was issued by the Company in favor of Computer Associates on May 26, 1999. In connection with the financing, the Company issued Computer Associates warrants expiring May 31, 2004 to purchase two million shares of Common Stock at an exercise price of $5.50. The Company is using the proceeds from this investment for working capital purposes.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         Exhibits

         4.1 Debenture Purchase Agreement, dated May 26, 1999, between the Company and Computer Associates.

         4.2 Common Stock Purchase Warrant for 2,000,000 shares of the Company's Common Stock, expiring May 31, 2004.

         4.3 Form of Floating Rate Convertible Debenture Due 2003.

         4.4 Letter Agreement, dated June 15, 1999, between the Company and Computer Associates.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CHS ELECTRONICS, INC.

Date:  June 16, 1999              By:/S/   CRAIG TOLL
                                     --------------------------------
                                           Craig Toll
                                           Chief Financial Officer and Treasurer